STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 15 day of January, 2002 by and among ND Holdings, Inc., a North Dakota corporation (the "Buyer"), Capital Financial Services, Inc., a Wisconsin corporation (the "Company"), and Geoffrey Legler ("Legler") and Charles G. Hartman ("Hartman"), individuals residing in the state of Wisconsin  (jointly and severally referred to as the "Shareholder"), who are, respectively, the sole shareholder and sole option holder of the Company.

W I T N E S S E T H:

WHEREAS, Shareholder owns all of the issued and outstanding shares of common stock of the Company as well as all options to purchase shares of common stock of the Company and Shareholder desires to sell and convey to Buyer, and Buyer desires to purchase from Shareholder, all of the outstanding common stock of the Company and all options to purchase shares of common stock of the Company;

NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.1            Purchase of Stock

(a)On the Closing Date (as defined in Article VII), Buyer agrees to purchase from Shareholder, and Shareholder agrees to sell to Buyer, all of the issued and outstanding shares of common stock of the Company and all options to purchase shares of common stock of the Company (collectively, the "Company Shares") for a total consideration as follows:

(1)payment of $1,140,000 in cash or other immediately available funds at Closing;

(2)a convertible debenture, that is senior to all Buyer debentures and notes with the exception of bank loans and bank lines of credit, with a term of three years in the form of EXHIBIT A hereto (the "Debenture") issued to the Shareholder on the one year anniversary of the Closing Date in the principal amount of $250,000, which principal amount shall be subject to adjustment as provided herein and in paragraph 1.3.  The Debenture shall carry an interest rate of 4% per annum, payable semiannually.  Following issuance, the Debenture shall be convertible, in whole or in part, at Shareholder's option to no par common stock of Buyer (the "Debenture Shares") at the rate of one share of no par common stock for each one dollar ($1.00) of principal amount converted;

(3)the issuance of 750,000 shares of no par value common stock of Buyer (the "Installment Shares") in three installments; the first installment of 250,000 shares at Closing, the second installment of 250,000 shares on the one year anniversary of the Closing Date, and the third installment of 250,000 shares on the two year anniversary of the Closing Date.  Shareholder will have a put right in the form of EXHIBIT B hereto (the "Put"), whereby the Shareholder may put the Installment Shares back to Buyer at the rate of up to 250,000 shares per year for three consecutive years at a price of $1.00 per share.  Shareholder also may sell, transfer, or assign the Put.  Shareholder may exercise the Put at any time within the ninety (90) day period following the first, second, and third annual anniversaries of the Closing Date (the "Redemption Periods") by giving Buyer notice of Shareholder’s intent to exercise the put at least thirty days prior to the beginning of a Redemption Period and a notice of exercise prior to the end of the Redemption Period. The put rights granted hereby are nonaccumlutive, and each installment will expire if not exercised during the scheduled Redemption Period; and

(4)the issuance of 250,000 options to purchase no par common stock of Buyer in the form of EXHIBIT C hereto, at an option strike price of $1.00 per share, each option allowing each holder of such option to purchase one share of no par common stock (the "Option Shares").  Said options shall be issued in the amounts and to those persons identified in EXHIBIT C hereto and shall expire on the tenth anniversary of the Closing Date.

(b)The cash consideration described in Section 1.1(a)(1) shall be paid one-half to each of Hartman and Legler by separate cash, wire transfer, or other immediately available funds.  The Debenture shall be issued as two separate, equal debentures, each having the same rights as the other.  The Installment Shares shall be issued one-half to each Hartman and Legler by individually titled certificates, and the Put shall apply to them severally.  The stock options described in Section 1.1(a)(4) shall be issued individually to the persons described in EXHIBIT C hereto.  Any other amounts due to Shareholder hereunder shall be issued separately, one-half to each of Hartman and Legler.

(c)All of the Debenture Shares, Installment Shares, and Option Shares (collectively, the "Buyer Shares"), options to purchase any Buyer Shares, and the Debenture shall be unregistered shares issued to Shareholder by Buyer in a private transaction, exempt from federal Securities and Exchange Commission ("SEC") or any state securities commission registration.  Any certificates for the Buyer Shares shall contain standard language describing restrictions on transfer.  Buyer Shares issued to Shareholder shall have the same rights and privileges of all other common shares issued by Buyer.  Shareholder shall have "piggyback" registration rights for the Buyer Shares in the event that Buyer registers its common stock for sale to the public.  In the event of such piggyback registration, Shareholder shall pay the additional cost, if any, of preparation and filing of the registration statement created by such piggyback registration of Shareholder’s Buyer Shares and shall provide such information, disclosures and warranties as may be reasonably required by registration counsel to Buyer.

1.2       Assets and Liabilities at Closing.

(a)All of the inventory and other assets of the Company listed on SCHEDULE 2.11 and all of the material contracts, including mutual funds and variable annuity distribution contracts, listed on SCHEDULE 2.9 shall remain assets of the Company as of the Closing Date.

(b)Upon Closing, the Company shall immediately notify all mutual fund and variable annuity vendors to change the address of the Company to "care of" Buyer.

(c)Except as noted in the next sentence, no assets, tangible or intangible of the Company shall be distributed, withdrawn, transferred or assigned  prior to Closing.  It is agreed that all of the following cash assets that will remain in the Company as of the Closing Date:  $40,000 deposit or account for the benefit of NSCC; $35,000 clearing deposit with RBC Dain Rauscher; and a $25,000 receivable from CNA due in February 2002.  None of the cash assets described in this Section 1.2(c) which shall remain assets of the Company as of the Closing Date shall be subject to offset, creditor claim or registered representative commissions.

1.3           Adjustment of Debenture Principal.  The principal amount of the Debenture may be reduced or increased, in accordance with this paragraph 1.3, to reflect undisclosed or unknown liabilities, loss of producing broker revenue base, recovery from third parties, and the costs of such recovery.

(a)The principal amount of the Debenture will be reduced to the extent of any liabilities, arbitration claims or civil litigation, including reasonable legal fees, penalties, fees, other payments or costs, required to be paid by Buyer or the Company as a result of liabilities of the Company occurring or arising prior to the Closing Date and are not disclosed herein on SCHEDULE 1.2(d), but which are discovered within twelve months following the Closing Date and the amount of which is determined within twelve months following the discovery of such liability (the "Undisclosed Liabilities").  The principal amount of the Debenture will also be reduced in an amount equal to 12% of all gross commissions and fees that are payable to the Company for the prior twelve month period and which were generated by each registered representative or agent listed on SCHEDULE 4.1(b)(1) who is employed by or associated with the Company on January 1, 2002, and voluntarily terminates or is terminated for violating NASD Regulation, Inc. or state securities commission regulation during the twelve month period following the Closing Date (the "Lost Production").  Lost Production shall not include lost revenue resulting from any registered representative or agent who terminates due to death, disability, retirement pursuant to a retirement agreement, Buyer’s violation of any state or federal law or regulation, or Buyer's breach of this Agreement or any agreement with such registered representative or agent.  The principal amount of the Debenture shall not be adjusted for any Lost Production until twelve months after the termination of the registered representative or agent for whom such an adjustment is required.  The Undisclosed Liabilities and Lost Production, together with all other losses and damages, shall be collectively referred to herein as the "Losses."

(b)Buyer will, for a period of one year after the discovery of any Loss, seek recovery from all reasonable sources for the Losses, including but not limited to any applicable insurance policies (the "Third Party Recovery").  The principal amount of the Debenture will be increased by any Third Party Recovery, less the reasonable costs, including legal fees, incurred by Buyer in seeking such Third Party Recovery (the "Recovery Costs").  Any Recovery Costs incurred by Buyer shall not exceed the Third Party Recovery.  In addition, subject to the reasonable approval of Buyer, Shareholder may recruit qualified registered representatives or agents to replace any Lost Production.  Upon the second annual anniversary of the Closing Date, the principal amount of the Debenture shall be increased by an amount equal to 12% of trailing twelve month gross production of the registered representatives and agents recruited by Shareholder or, if a representative or agent has not been associated with the Company for a twelve month period, 12% of the annualized, actual gross production of such representative or agent.  But the principal amount of the Debenture shall not exceed $250,000 as a result of the adjustments required pursuant to this paragraph 1.3(b).

(c)At least 30 days prior to making any adjustment required under this paragraph 1.3, Buyer will give Shareholder written notice of adjustment (the "Notice of Adjustment") which describes in detail the reason for and the amount of the adjustment.  Shareholder may dispute any such adjustment as provided for in sub. (f).  Shareholder will be entitled to participate in the compromise, settlement, or defense of any Undisclosed Liability and, to the extent that it wishes, to assume the defense of such Undisclosed Liability with counsel reasonably satisfactory to the Buyer.  After notice to the Buyer of its election to assume the defense of such Undisclosed Liability, the Debenture will not, as long as Shareholder diligently conducts such defense, be subject to reduction under Section 1.3(a) or (b) with respect to the defense of such Undisclosed Liability. If the Shareholder assumes the defense of an Undisclosed Liability, Shareholder may compromise or settle such claim and Buyer will have no liability with respect to any compromise or settlement of such claim effected without its consent.  If notice is given to Shareholder of any Undisclosed Liability and Shareholder does not, within thirty days after Buyer's notice is given, notify Buyer of its election to assume the defense of such Undisclosed Liability, Shareholder will be bound by any compromise or settlement effected by Buyer.

Notwithstanding the foregoing, if Buyer determines in good faith that an Undisclosed Liability will result in less than $5,000 of monetary damages for which the Debenture is subject to reduction, Buyer may, by written notice to Shareholder, assume the exclusive right to defend, compromise, or settle such Undisclosed Liability.

(d)The principal amount of the Debenture will not be reduced for any Losses until the aggregate amount of Losses exceeds $17,500, and Shareholder shall not be liable, by principal adjustment or otherwise, for Losses in excess of  $250,000 collectively.  Upon the anniversary of the Closing Date, Buyer shall issue to Shareholder the Debenture in the form described in paragraph 1.1(a)(2) in the principal amount of $250,000 less all Losses and Recovery Costs, plus all Third Party Recovery.

(e)In the event that an adjustment of the principal amount of the Debenture is required under this paragraph 1.3 after the Debenture has been issued to Shareholder (whether or not the issued Debenture has been converted, in whole or in part, to Debenture Shares), the party requesting adjustment shall provide the other party with a Notice of Adjustment.  Unless an Adjustment Resolution Procedure is commenced under sub. (f), Shareholder shall surrender the Debenture and certificates for any Debentures Shares to the Buyer within 10 days after receipt of the Notice of Adjustment.  Thereupon, the Buyer shall promptly issue a replacement Debenture and/or new certificates for Debenture Shares reflecting the principal balance adjustment provided for in the Notice of Adjustment.  Any adjustment under this paragraph 1.3 will be made, first by increasing or decreasing the principal amount of the Debenture (but to not less than $0), and then by issuing or canceling an appropriate number of Debenture Shares.

(f)If either party hereto disputes an adjustment to be made pursuant to this paragraph 1.3, such dispute shall be submitted to an accounting firm which is mutually agreeable when and if needed for final resolution within 10 days of the issuance of the Debenture or a Notice of Adjustment giving rise to the dispute, (the "Adjustment Resolution Procedure").  Thereafter, both parties shall promptly submit to said accounting firm all materials relevant to the dispute.  Said accounting firm shall render its decision within 20 days of the receipt thereof.  Buyer and Shareholder shall share equally the fees of said accounting firm for the purpose of resolving the dispute.

(g) The Company will list on SCHEDULE  1.2(d) all liabilities and claims against the Company, including intercompany accounts, of any amount or nature that will remain liabilities of the Company at the time of Closing.

1.4            Sublease.  Shareholder or their affiliate will provide Buyer and/or the Company a sublease for space at One Landmark Place –  2901 West Beltline Highway, Madison, Wisconsin  53713.

1.5            Noncompete Agreement.  Shareholder shall provide Buyer a noncompete agreement in the form attached hereto as EXHIBIT G (the "Noncompete Agreement").

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER

(A)            Representations and Warranties of the Company

The Company represents and warrants that all of the following representations and warranties with respect to the Company and its business and operations set forth in this Article II (A) are true and correct in all material respects on the date hereof and will be true and correct in all material respects at the time of the Closing.

2.1           Authorization.  This Agreement has been duly executed and delivered by the Company, and it constitutes the valid and binding obligation of the Company, enforceable against it in accordance with the terms hereof.

2.2            Organization, Existence and Good Standing of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.  Set forth on SCHEDULE 2.2 is a list of the states in which the Company is qualified or licensed to do business.  True, complete and correct copies of (i) the Articles of Incorporation of the Company and (ii) the By-laws of the Company are attached hereto on SCHEDULE 2.2 (collectively, the "Charter Documents").

2.3            Common Stock of the Company.  The Company's authorized common stock consists of two thousand eight hundred (2800) shares of no par value common stock, of which two hundred fifty (250) shares are issued and outstanding, all of which are owned of record by Legler, and the only issued and outstanding option to purchase the Company Shares.  All of the Company Shares have been validly issued and are fully paid and nonassessable and no holder thereof is entitled to any preemptive rights (except any statutory preemptive rights, which the Shareholder hereby waives).  Other than the option held by Hartman, there are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating the Company to issue any shares of common stock or other securities or to purchase, redeem or otherwise acquire any shares of common stock or other securities, or to pay any dividend or make any distribution in respect thereof.  A copy of Shareholder's common stock certificate and a copy of Shareholder's option agreement and documentation are attached as Appendices hereto.

2.4           Subsidiaries.  The Company does not presently own, of record or beneficially, or control directly or indirectly, 80% or more of the (i) common stock, securities convertible into common stock or (ii) other equity or membership interest  in any corporation, association or business entity nor is the Company, directly or indirectly, a participant in any joint venture or partnership.

2.5            Financial Statements.

(a)The Company has previously furnished to Buyer the balance sheet of the Company as of September 30, 2001 and 2000 and the related statements of operations, shareholder equity and cash flows for the fiscal years 1999, 2000, and 2001, as audited by the Company's certified public accountants (collectively, the "Financial Statements").  The Financial Statements present fairly the financial position and results of operations of the Company as of the indicated dates and for the indicated periods and have been prepared in accordance with GAAP.

(b)Except to the extent reflected in the September 30, 2001 balance sheet included in the Financial Statements or as disclosed on SCHEDULE 1.2(d), the Company has no liabilities or obligations required to be reflected in the Financial Statements (or the notes thereto) in accordance with GAAP other than liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to September 30, 2001.

2.6       Permits and Intangibles.  The Company holds all material licenses, franchises, permits and other governmental authorizations necessary to conduct its business as it is currently conducted  (the "Material Permits").

2.7       Tax Matters.  The Company has filed all income tax returns required to be filed by the Company and all returns, reports and forms of other Taxes (as defined below) required to be filed by the Company and has paid or provided for all Taxes shown to be due on such returns and all such returns are correct and complete in all material respects.  No action or proceeding for the assessment or collection of any Taxes is pending against the Company and no notice of any claim for Taxes, whether pending or threatened, has been received.  No deficiency, assessment or other formal claim for any Taxes has been asserted or made against the Company that has not been fully paid or finally settled.  No issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes.  No federal, state or foreign income tax returns of the Company have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period.  All Taxes that the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.  For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

2.8       Assets and Properties.

(a)            Real Property.  The Company does not own or hold any interest in real property.

(b)            Real Property Leases.  The Company is not a party to any lease or sublease of real property.  None of such leases is subject to any lien, pledge, security interest, claim, easement, limitation, restriction or encumbrance or any kind or nature whatsoever, or any agreement to give any of the foregoing.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, the Company has the right to quiet enjoyment of all property leased by it for the full term of each such lease or sublease or similar agreement (or any renewal option) relating thereto and such leased property is not subject to any failure to have the right to quiet enjoyment.

2.9            Contracts.  Set forth on SCHEDULE 2.9 is a listing of all material contracts, agreements, arrangements and commitments (whether oral  or written) to which the Company is a party or by which its assets or business are bound.

2.10            Trademarks.  The Company does not own any registered trademarks, copyrights, or other intellectual property.

2.11            Inventory and Description of Assets.  SCHEDULE 2.11 is a complete inventory and description of the assets of the Company, and the location thereof.

2.12            Consents.  Except as set forth in SCHEDULE 2.12, no consent, approval, notice to, registration or filing with, authorization or order of, any court or governmental authority, under any contract or other agreement or commitment to which the Company or Shareholder is a party or by which its respective assets are bound, is required as a result of or in connection with the execution or delivery of this Agreement, and the other agreements and documents to be executed by the Company and Shareholder or the consummation by the Company and Shareholder of the transactions contemplated hereby.

2.13            Litigation and Related Matters.  Set forth on SCHEDULE 2.13 is a list of all actions, suits, proceedings, investigations or grievances pending against the Company or, to the best knowledge of the Company and the Shareholder, threatened against the Company, the business or any property or rights of the Company, at law or in equity, before or by any arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies").  None of the actions, suits, proceedings or investigations listed on SCHEDULE 2.13 either would, if adversely determined, (i) have a material adverse effect on the Company  or (ii) affect the right or ability of the Company to carry on its business substantially as now conducted.  The Company is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to its business, operations or assets or its employees, nor is the Company in default with respect to any order, writ, injunction or decree of any court or Agency with respect to its assets, business, operations or employees.  SCHEDULE 2.13 lists  all actions, suits or proceedings filed by or against the Company since December 31, 1997.  The Company has not during the last two (2) years been required to make any indemnification payment as a result of any actual or alleged act or omission of the Company or any person under its control.

2.14           Compliance with Laws.

(a)The Company is in compliance with all applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees except where the failure to so comply would not have a material adverse effect on the Company or its business.

(b)Neither the execution, delivery nor performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Charter Documents, or  (ii) violate, in any material respect, any statute, rule, regulation, order or decree of any public body or authority by which the Company or its respective properties or assets are bound

2.15            Employees and Employee Benefit Plans.  The names of all of the Company’ employees and a list of all employment contracts are set forth in SCHEDULE 2.15.  The Company has no employee benefit plans.

(a)The Company (i) is in compliance in all material respects with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) (other than routine payments to be made in the normal course of business and consistent with past practice) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

(b)The Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union.  No employee of the Company is represented by any labor union or covered by any collective bargaining agreement and no campaign to establish such representation is in progress.  There is no pending or threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past three years and the Company considers its relationship with its employees to be good.

(c)Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, employee or consultant of the Company under any employment agreement or otherwise or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

2.16     Officers and Directors.  Set forth on SCHEDULE 2.16 is a list of the current officers and directors of the Company.

2.17     Bank Accounts and Powers of Attorney.  SCHEDULE 2.17 sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box, letter of credit, line of credit or other financial agreement, arrangement or obligation and the names of all persons authorized to draw thereon or to have access thereto.  Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on SCHEDULE 2.17.  Except as disclosed on SCHEDULE 2.17, (i) the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever, and (ii) the Company has canceled any and all credit, debit, gas and other cards issued to or otherwise payable by the Company effective prior to the Closing and all amounts due thereunder have been fully paid and discharged.  Additionally, SCHEDULE 2.17 identifies all agreements regarding custodial accounts or other custodial arrangements.

2.18           Insurance.  SCHEDULE 2.18 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and the Shareholder  of the Company, including without limitation product liability insurance.  There is no claim by the Company pending under any of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  The Shareholder has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.19           Interested Party Transactions.  Except as set forth on SCHEDULE 2.19 and except for any insurance wholesaling activities, no officer, director or owner of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has, directly or indirectly, (i) an interest in any entity that furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract with the Company; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section.

2.20            Regulatory Good Standings.  The Company is a member in good standing with NASD Regulation, Inc. ("NASD"); Registered and in good standing with the United States Securities and Exchange Commission; and a member in good standing of SIPC.  A complete copy of the Company's NASD membership agreement and restriction letter, current Form BD and all NASD Examinations and related documentation is attached hereto as SCHEDULE 2.20.  A complete copy of the Company's registration with the SEC, and all SEC Examinations and related documentation is attached as an Appendix hereto.   Proof of the Company's current  SIPC membership is attached hereto as an Appendix hereto.

(B)            Representations and Warranties of the Shareholder

The Shareholder represents and warrants that to the best of Shareholder’s actual knowledge all of the following representations and warranties with respect to the Shareholder set forth in this Article II (B) are true and correct in all material respects on the date hereof and will be true and correct in all material respects at the time of the Closing.

2.21           Authorization.  This Agreement has been duly executed and delivered by the Shareholder and constitutes the valid and binding obligation of each such party, enforceable against each such party in accordance with its terms.

2.22     The Shareholder owns of record and beneficially and has good and marketable title to the Company Shares, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, buy-sell agreements, right of first refusal agreements, property settlement agreements, rights or restrictions of any character whatsoever other than standard state and federal securities law private offering legends and restrictions (collectively, "Liens").   Legler has the right to vote the issued and outstanding shares common stock of the Company on any matters as to which any shares of the Company common stock are entitled to be voted under the laws of the state of incorporation of the Company and the Company's Charter Documents, free of any right of any other person.

2.23     Neither the execution, delivery and performance of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby will violate, in any material respect, any statute, rule, regulation, order or decree of any public body or authority by which the Shareholder or its properties or assets are bound.

2.24            Absence of Claims Against the Company.  The Shareholder does not have any claims against the Company other than as disclosed herein, including without limitation, final settlement of intercompany accounts and transactions consistent with past practices.

2.25           Disclosure.  All schedules and exhibits furnished to Buyer pursuant hereto or in connection with this Agreement or the transactions contemplated hereby are and will be complete and accurate in all material respects.  No representation or warranty by the Company contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by the Company to Buyer in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.  There is no fact known to the Company that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as the Company can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or any schedule hereto.

2.26            Shareholder's Representation with respect to the Buyer Shares.

(a)The Buyer Shares are being acquired by the Shareholder for the Shareholder’s own account and not on behalf of any other person.

(b)The Buyer Shares are being acquired for investment purposes and not for resale or distribution.

(c)The Shareholder has received a copy of the Corporation’s Form 10KSB for the year ended December 31, 2000 with exhibits and subsequent quarterly filings on form 10QSB (jointly and severally the "10KSB").  The Shareholder has read the 10KSB and has been afforded the opportunity to discuss the business of the Corporation with its management.  As a result, the Shareholder is cognizant of the market aspects of the common shares, financial condition, capitalization, and proposed operations and financing of the Buyer and has been able to evaluate the merits and risks of the investment in the Buyer Shares.  The Shareholder understands that an investment in the Buyer Shares is inherently one of high risk.

(d)The management of the Buyer has furnished to the Shareholder’s satisfaction any information requested in writing by the Shareholder and the Shareholder has made such independent investigation, research and analysis of the Company, its proposed business and prospects, as the Shareholder deems necessary.

(e)The Shareholder represents that an investment in the Buyer Shares is a suitable investment for the Shareholder.

(f)The Shareholder understands that the Buyer Shares have not been registered under the Securities Act of 1933 (the "Act") and are restricted securities within the meaning of Rule 144 of the General Rules and Regulations under the Act.  The Shareholder consents to the placement of an appropriate restrictive legend or legends on any certificates evidencing shares of common stock.  Each Buyer Share certificate shall contain a legend denoting restrictions on transfer.

(g)The Shareholder understands and agrees that, by the Shareholder’s execution of this Agreement, it is acknowledged and understood that the Buyer is relying upon the accuracy and completeness hereof complying with certain obligations under applicable securities laws.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Shareholder that all of the following representations and warranties with respect to Buyer are true and correct as of the date hereof, and will be true and correct in all material respects at the time of the Closing.

3.1            Organization and Authorization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of North Dakota with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer has all requisite corporate power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby.  The execution and delivery of this Agreement and such other agreements and documents by Buyer and the consummation by Buyer of the transactions contemplated hereby, including issuance of the Buyers Shares, have been duly authorized by Buyer and no other corporate action on the part of Buyer is necessary to authorize the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer and is the legal valid and binding obligation of Buyer, enforceable in accordance with its terms.

3.2       No Violations.  The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby will not (a) violate any provision of the articles of incorporation or bylaws of Buyer  (b) violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, indenture, mortgage or instrument to which Buyer is a party or any of its properties or assets is bound.

3.3            Consents.  No consent, approval or other authorization of any governmental authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other agreements and documents to be executed by Buyer or the consummation by Buyer of the transactions contemplated hereby except for required approval of the transfer of control of the Company as required by NASD Regulation, Inc. ("NASD") rules and transfer of location to Minot, North Dakota.

3.4            Financial Statements.  Buyer has previously furnished to Shareholder the balance sheet of Buyer as of December 31, 2000 and the related statements of operations, shareholder's equity and cash flows for the three (3) fiscal years then ended, as audited by Buyer’s certified public accountants (collectively, the "Buyer Financial Statements").  The Buyer Financial Statements present fairly the financial position and results of operations of Buyer as of the indicated dates and for the indicated periods and have been prepared in accordance with GAAP except as disclosed on SCHEDULE 3.4.

3.5             Financing.  Buyer has, and as of the Closing will have, sufficient funds to consummate the transactions contemplated hereby, including, without limitation, payment of the cash Consideration.

ARTICLE IV.

COVENANTS OF THE PARTIES

4.1       Course of Conduct by the Company.  From the date hereof through and until the Closing Date, except as approved in writing by Buyer or as otherwise permitted or contemplated by this Agreement, the Company's business shall be conducted only in the ordinary course of business consistent with past practice, and the Shareholder shall cause the Company to comply with the following covenants:

(a)Articles of Incorporation; Bylaws.  The Company shall not make any material change to its Charter Documents.

(b)Relations with Registered Representatives  The Company will use commercially reasonable efforts to preserve its relationships with the registered representatives set forth in SCHEDULE 4.1(b)(1) (the "Representatives") and shall not materially change or modify or commit to materially change or modify any terms offered to the Representatives.  Set forth in SCHEDULE 4.1(b)(2) is a list of all contracts with registered representatives.

(c)Incurrence of Debt.  The Company will not voluntarily incur or assume, whether directly or by way of guaranty or otherwise, any material obligation or liability, except obligations and liabilities incurred in the ordinary course of business, consistent with past practice.

(d)Liens.  The Company will not mortgage, pledge, encumber, create or allow any Liens not existing on the date hereof upon any of its properties or assets, tangible or intangible, except Liens created in the ordinary course of business, consistent with past practice.

(e)Disposition of Assets.  The Company will treat its assets consistent with Section 1.2(a), (c), and (e) hereof.  The Company will not cancel or forgive any debts or claims except or in the ordinary course of business, consistent with past practice.

(f)Material Transactions.  The Company will not enter into any other agreement, course of action or transaction material to it, except in the ordinary course of business, consistent with past practice.

(g)Stock Issuance; Redemptions; Reorganizations.  The Company shall not (i) issue, grant or dispose of, or make any agreement, arrangement or commitment obligating the Company to issue, grant or dispose of any common shares or other securities of the Company, (ii) redeem or acquire, or make any agreement, arrangement or commitment obligating the Company to redeem or acquire, any shares of common stock or other securities of the Company, or (iii) authorize or effect or make any agreement, arrangement or commitment obligating the Company to effect, any reorganization, recapitalization or split-up of such common stock of the Company.

(h)NASD Matters.  The Company  and Shareholder shall take all reasonably necessary actions to comply with the rules and regulations adopted and enforced by the NASD, including without limitation, (i) obtaining the consent of the NASD to the transactions contemplated hereby, and (ii) filing a notice to Company’s district field Supervisor at NASD of the request and notice, pursuant to Rule 1018 of the NASD Membership and Registration Rules for membership continuance and change of control.

4.2            Investigations.  The Company shall provide Buyer and its representatives and agents such access to the books and records of the Company and furnish to Buyer such financial and operating data and other information with respect to the businesses and properties of the Company as it may reasonably request from time to time, and permit Buyer and its representatives and agents to make such inspections of the Company's real and personal properties as they may reasonably request.  The Shareholder shall promptly arrange for Buyer and its representatives and agents to meet with such directors, officers, employees and agents of the Company as reasonably requested. From the date of this agreement through the Closing, Buyer will be permitted full access to all regulatory reports and data bases, financial reports, books and records of the Company, and full access to all employees, associated persons, registered representatives, customers, landlords and suppliers of the Company, in order to make a reasonable investigation of the Company's business affairs as such books and records relate to the Closing. Officers and agents of Buyer shall be permitted confidential access to the Company's registered representatives for discussions of each individual's securities business and anticipated loyalty to the Company after the Closing.  Buyer will honor its nonsolicitation, confidentiality, and others promises set forth in the Confidentiality Agreement by and between the parties hereto dated October 18, 2001 (the "Confidentiality Agreement").

4.3            Records Pertaining to the Company.

(a)Turnover of Records.  At the Closing, the Shareholder will deliver or cause to be delivered to the Company any and all  records applicable to the Company (i) in the possession of the Shareholder, and  (ii) of which the Company does not already have copies. All original agreements, documents, records, reports and files, including but not limited to customer files, related to the broker dealer business of the Company, shall be delivered to the Company by Shareholder.

(b)Access to Records.  Prior to closing the Shareholder shall allow Buyer and its representatives access to all business records and files of the Shareholder that pertain in part to the Company, during normal working hours at the principal place(s) of business of the Shareholder, or at any location where such records are stored, and the Buyer shall have the right, at its own expense, to make copies of any such records and files.

(c)Assistance with Records.  From and after the Closing Date, Shareholder shall make Shareholder be available to Buyer, upon written request, to the extent reasonable to assist Buyer in locating and obtaining records and files maintained by Shareholder and for assistance or participation as is reasonably required by Buyer in anticipation of, or preparation for, any existing or future third party actions, tax or other matters in which the Company or any of its past, present or future Affiliates is involved and which relate to the business of the Company, including without limitation, assisting Buyer in the conversion of Company data from the Company’s or Shareholder's computer systems to Buyer’s computer systems.

(d)Records Prior to Closing.  Commencing on the effective date of this Agreement, Shareholder shall provide Buyer with all current records in electronic or other form  appropriate for loading into Buyer's system and Buyer's personnel shall, at Buyer's cost and expense, be permitted to assist the Company in the servicing of its assets and accounts for purposes of familiarization and transition.  Such  records shall be held in strict confidence in accordance with the Confidentiality Agreement and shall be promptly returned to Shareholder or the Company in the event this Agreement is terminated prior to Closing for any reason.

(e)Third Party Payments.  Any payments or checks for the benefit of Company received by Shareholder after the Closing shall be immediately forwarded to the Company care of Buyer.

(f)Audited Financial Statements.  Shareholder shall provide to Buyer, at Shareholder’s sole cost and expense, audited financial statements for the Company for the fiscal years ended September 30, 1999, 2000, and 2001, and other financial data and schedules, along with the related opinions prepared by the Company's independent auditors.  Shareholder shall use reasonable efforts to assist Buyer in obtaining the consent of the Company's independent auditors for Buyer to include such financial statements in Buyer’s regulatory filings.

4.4            Preparation and Filing of Tax Returns.

(a)Shareholder shall prepare or cause to be prepared and file or cause to be filed all federal and state income and employer Tax returns for all taxable periods of the Company ending on or prior to the Closing Date.  Such Tax returns shall beprepared on a basis consistent with past practice. Notwithstanding the provisions of paragraph 1.3, Shareholder shall be responsible for the payment of all taxes attributable to such periods and Tax returns.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax returns of the Company for taxable periods which begin before the Closing Date and end after the Closing Date. The Buyer shall be responsible for the payment of all amounts due on such Tax returns.  Notwithstanding the provisions of paragraph 1.3, Shareholder shall pay Buyer within thirty (30) days after the date on which Taxes are paid, with respect to such periods, an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for tax liability set forth on the Financial Statements and covered by cash left in the Company at closing for payment of such taxes.  For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Company.  Shareholder and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns pursuant to this Section.

(b)The Shareholder shall have responsibility for the conduct of any audit of the Company for any taxable period ending on or prior to the Closing Date; provided, however, that in the event that the Shareholder receives notice of a claim from the IRS or any other taxing authority the Shareholder shall promptly, but in any event within five (5) business days, notify Buyer of such claim and of any action taken or proposed to be taken.  In the event Buyer wishes to participate in such audit it may do so at its own cost and expense.  Notwithstanding any indication in this Agreement to the contrary, the Shareholder shall not agree to an adjustment in a federal or state income tax audit, appeals procedure or judicial proceeding that will adversely impact the Company in tax periods after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(c)All tax attributes of the Company as of the Closing Date computed on a separate company basis shall remain with the Company after the Closing.

(d)Any Tax refunds, that are received by Buyer or Company, and any amounts credited against Tax to which Buyer or Company become entitled, that relate to tax periods or portions thereof ending on or before the Closing Date shall remain an assets of the Company after closing.

(e)Shareholder shall be responsible for payment of any and all personal income, sales, use or transaction taxes arising as a result of the transactions contemplated by this Agreement.

4.5       Existing Personal Service Contracts.  No consulting contracts, employment contracts or other future or contingent liabilities or obligations of the Company not specifically approved by Buyer shall remain in force at closing.  For a period of three years from Closing, Buyer will neither change any existing commission payout schedules with respect to associated registered representatives, assess any additional fee to such registered representatives for the conduct of their business, nor assess any fee to such registered representatives for the conduct of their business with the exception of any increases in fees which are typically passed through to the registered representatives.  Additionally, at Closing Shareholder will sign a new commission agreement in the form of EXHIBIT D and a new consulting and recruiting agreement in the form of EXHIBIT E.

4.6       NASD Regulation, Inc. Issues.  With respect to violations by the Company or Company associated persons of rules or regulations that may have occurred prior to closing, all fines, penalties, costs and sanctions will remain the sole responsibility of the Company up to closing,  If the Company as a broker dealer shall be subject to sanction by NASD Regulation, Inc. during the one year period following closing for activities occurring prior to closing, but which are not disclosed as a liability herein, such sanctions will be considered indemnifiable losses subject to the terms of paragraph 1.3 hereof.

ARTICLE V.

CONDITIONS TO OBLIGATIONS OF BUYER

The obligation of Buyer to purchase the Company Shares, and to cause the other transactions contemplated hereby to occur at the Closing, shall be subject to the satisfaction of each of the following conditions at or prior to the Closing:

5.1            Representations and Warranties.  Each representation and warranty of the Company and the Shareholder contained in this Agreement and in any schedule or other disclosure in writing from the Company or the Shareholder shall be true and correct in all material respects  (i) when made, and (ii) on and as of the Closing Date with the same effect as though  such representation and warranty had been made on and as of the Closing Date.

5.2            Covenants of the Shareholder and the Company.  All of the material terms, covenants, conditions and agreements herein on the part of the Shareholder and the Company to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

5.3           Certificate of The Company and The Shareholder.  There shall be delivered to Buyer a certificate dated the Closing Date and signed by an officer of the Company and by the Shareholder as individuals to the effect set forth in Sections 5.1 and 5.2, which certificate shall have the effect of a representation and warranty made by the Company and the Shareholder on and as of the Closing Date.

5.4            Absence of Litigation.  No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted (i) in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof, (ii) which could, if adversely determined, have a material adverse effect on the Company or (iii) as a result of which, in the reasonable judgment of Buyer, Buyer would be deprived of the material benefits of the ownership of the Company Shares.

5.5            Consents and Approvals.  All material authorizations, consents, approvals, waivers and releases, if any, necessary for the Shareholder and the Company to consummate the transactions contemplated hereby shall have been obtained and copies thereof shall be delivered to Buyer. NASD shall have been notified and consented to the transfer of control to Buyer and the relocation of Buyer’s principal office to Minot, North Dakota under the jurisdiction of District 4 of NASD.  The Continuing Membership Agreement for the Company shall be reasonably satisfactory to Buyer.

5.6           Certificates.  The Company and the Shareholder shall have delivered to Buyer (i) certificates of the appropriate governmental authorities, dated as of a date not more than forty five (45) days prior to the date hereof, attesting to the existence and good standing of the Company in the State of Wisconsin; (ii) a copy, certified by the Department of Financial Institutions of the State of Wisconsin  as of a date not more than forty five (45) days prior to the date hereof, of the Articles of Incorporation and all amendments thereto of the Company; (iii) a copy certified by the Secretary of the Company, dated the Closing Date, of the Bylaws of the Company; and (iv) certificates, dated the Closing Date, of the Secretary of the Company, relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

5.7       Opinion of Counsel.  Buyer shall have received an opinion of counsel to the Shareholder and the Company, dated the Closing Date substantially in the form of EXHIBIT F hereto (" Shareholder and Company Legal Opinion").

5.8       No Transfers to Affiliates.  Except as otherwise expressly contemplated by this Agreement, the Company shall not have distributed or transferred any of its assets or properties, or made any payments, to or for the benefit of any of its affiliates.

5.9            Termination of Related Party Agreements.  All existing agreements between the Company and the Shareholder and all existing bonus and incentive plans and arrangements of the Company  shall have been canceled or terminated.

5.10     Stock Certificates.  The Shareholder shall have tendered certificates representing the Company Shares, duly endorsed in blank or accompanied by appropriate stock powers, in proper form for transfer, with all transfer taxes paid.

5.11           Resignations of Directors and Officers.  Buyer shall have received the resignations of each of the directors and officers of the Company, effective as of the Closing.

5.12            Commission Agreement.  Shareholder shall have executed and delivered a commission agreement with Buyer (the "Commission Agreement"), the form of which is attached hereto as

EXHIBIT E.

Noncompete Agreement.  Shareholder shall have executed and delivered to Buyer a noncompete agreement in the form attached hereto as EXHIBIT G (the "Noncompete Agreement").

ARTICLE VI.

CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDER

The obligations of the Shareholder to sell the Company Shares and to cause the other transactions contemplated hereby to occur at the Closing shall be subject, except as the Shareholder may waive in writing, to the satisfaction of each of the following conditions at or prior to the Closing:

6.1            Representations and Warranties.  Each representation and warranty of Buyer contained in this Agreement and in any schedule or other disclosure in writing from Buyer shall be true and correct  in all material respects (i) when made, and (ii) on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date.

6.2            Covenants of Buyer.  All of the material terms, covenants, conditions and agreements herein on the part of Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

6.3            Absence of Litigation.  No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof.

6.4           Certificates.  Buyer shall have delivered to the Shareholder (i) a certificate of the appropriate governmental authority, dated as of a date not more than forty five (45) days prior to the Closing Date, attesting to the existence and good standing of Buyer in the State of its incorporation; (ii) copies, certified by the Secretary of the State of its incorporation as of a date not more than forty five (45) days prior to the Closing Date, of the articles of incorporation and all amendments thereto of Buyer; (iii) copies, certified by the Secretary of Buyer, dated the Closing Date, of the bylaws of Buyer; and (iv) certificates, dated the Closing Date, of the Secretary of Buyer relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

6.5       Payment of Consideration.  Buyer shall have delivered to Shareholder the consideration set forth in Section 7.3 to be delivered at Closing.

6.6           Certificate of Buyer.  There shall be delivered to Shareholder a certificate dated as of the Closing Date and signed by an officer of Buyer to the effect set forth in Sections 6.1 and 6.2 which certificate shall have the effect of a representation and warranty made by Buyer on and as of the Closing Date.

6.7       NASD shall have granted consent to the transfer of control of the Company to Buyer and provided the Company with a Continuing Membership Agreement satisfactory to Buyer.

ARTICLE VII.

CLOSING

7.1       Closing.  Unless this Agreement is first terminated as provided in Section 8.1, and subject to the satisfaction or waiver of all the conditions set forth in Articles V and VI, the closing of the transactions contemplated hereby (the "Closing") shall take place at the principal offices of the Buyer at 1 North Main Street, Minot, North Dakota, or by telecopy with originals of all materials to follow upon the agreement of the parties, or such other place as is agreed to by Buyer and Shareholder, on the earlier January 18, 2002 or such other date as the parties may agree upon in writing (the "Closing Date").   Copies of Exhibits and Schedules as well as information requested by Schedules required by this Agreement must be provided at least seven days prior to the anticipated closing date.

7.2       Delivery of the Company Shares.  At the Closing, Shareholder shall deliver or cause to be delivered to Buyer the stock certificate(s) and option documents evidencing all of the Company Shares owned by Shareholder, duly endorsed or accompanied by duly executed stock powers assigning the Company Shares (and options) to Buyer and otherwise in good form for transfer.

7.3       Payment of Consideration to Shareholder.  At the Closing, Buyer shall deliver: 1) by wire transfer or other immediately available funds, to Shareholder, an amount equal to $1,140,000; 2) a certificate for 250,000 shares of no par value common stock of Buyer; and 3) an option agreement for 250,000 options to purchase no par common stock of Buyer at an option strike price of $1.00 per share, each option allowing Shareholder to purchase one share of no par common stock.  The additional items of consideration will be issued in good faith post-Closing in accordance with the provisions of paragraph 1.1 hereof.

ARTICLE VIII.

TERMINATION PRIOR TO CLOSING

8.1            Termination.

(a)            This Agreement may be terminated and abandoned at any time prior to the Closing:

(1)            By the written mutual consent of Buyer and Shareholder;

(2)            By Buyer on the Closing Date if any of the conditions set forth in Article V shall not have been fulfilled on or prior to the Closing Date;

(3)            By Shareholder on the Closing Date if any of the conditions set forth in Article VI shall not have been fulfilled on or prior to the Closing Date;

In the event of a termination pursuant to this Article VIII, each party shall bear its own costs and expenses incurred with respect to the transactions contemplated hereby. Neither party hereto shall be entitled to monetary damages pursuant to a termination in accordance with this Article VIII.

ARTICLE IX.

MISCELLANEOUS

9.1       Entire Agreement.  This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

9.2            Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by any party hereto without the prior written consent of all other parties hereto.

9.3            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  Facsimile signatures may be substituted for originals.

9.4            Headings.  The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

9.5            Construction.  As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

9.6            Modification and Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Buyer, the Company and the Shareholder.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

9.7            Schedules, etc.  All exhibits and schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein.

9.8       Notices.  All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt request, (b) delivering the same in person to an officer or attorney of such party, or (c) telecopying the same with electronic confirmation of receipt to the addresses set forth below or to such other address or counsel as any party hereto shall specify pursuant to this Section  from time to time.

(1)            If to Buyer, addressed to it at:

1 North Main Street

Minot, North Dakota  58703

ATTENTION: Robert E. Walstad

(2)            If to the Shareholder, addressed to:

Charles G. Hartman

            One Landmark Place – Suite 307

            2901 West Beltline Highway

            Madison, Wisconsin  53713

Geoffrey Legler

            One Landmark Place – Suite 307

            2901 West Beltline Highway

            Madison, Wisconsin  53713

9.9            GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF NORTH DAKOTA. THE PARTIES HERETO EXPRESSLY CONSENT AND AGREE THAT ANY DISPUTE, CONTROVERSY, LEGAL ACTION OR OTHER PROCEEDING THAT ARISES UNDER, RESULTS FROM, CONCERNS OR RELATES TO THIS AGREEMENT SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURTS FOR THE DISTRICT OF NORTH DAKOTA  WITH VENUE IN FARGO, NORTH DAKOTA AND ACKNOWLEDGE THAT THEY WILL ACCEPT SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL OR THE EQUIVALENT DIRECTED TO THEIR LAST KNOWN ADDRESS AS DETERMINED BY THE OTHER PARTY IN ACCORDANCE WITH THIS AGREEMENT OR BY WHATEVER OTHER MEANS ARE PERMITTED BY SUCH COURTS.

9.10            Termination of Representations and Warranties.  All representations and warranties contained herein shall terminate at and as of the Closing.

9.11           Expenses.  Company and the Shareholder, on the one hand, and Buyer, on the other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the transactions contemplated hereby.

9.12     Number and Gender of Words.  Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

9.13     Further Assurances.  From time to time after the Closing, at the request of any other party but at the expense of the requesting party, Buyer, Company or the Shareholder, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

9.14     Brokers and Agents.  Each party represents and warrants that it has employed no broker or agent in connection with this transaction and agrees to indemnify and hold harmless the other parties against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

9.15     Public Announcements.  Buyer, the Company and Shareholder shall not issue or cause the publication of any press release or any other announcement (including without limitation announcements to the Company’s employees, representatives, or agents) with respect to this Agreement or the transactions contemplated hereby without the consent of the others, except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirements.

9.16            Damages.  Except as otherwise expressly set forth herein, the parties acknowledge that their sole remedy under this Agreement is to terminate this Agreement pursuant to Article VIII.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER:                                                                      COMPANY:

ND HOLDINGS, INC.                                        CAPITAL FINANCIAL SERVICES, INC.

By: __________________________                                By: ____________________________

Title:_________________________                          Title___________________________

SHAREHOLDER:

__________________

Charles G. Hartman, an Individual

__________________

Geoffrey Legler, an Individual

            LIST OF SCHEDULES AND EXHIBITS

                                                EXHIBITS:

EXHIBIT A            Form of Debenture Agreement

EXHIBIT B            Form of Put Agreement

EXHIBIT C            Form of Option Agreement

EXHIBIT D            Form of Commission Agreement - Shareholder

EXHIBIT E            Form of Consulting and Recruiting Agreement - Shareholder

EXHIBIT F            Form of Opinion of Shareholder's and Company’s Counsel

EXHIBIT G            Form of Noncompete Agreement

EXHIBIT H            Form of Bill of Sale

                                                SCHEDULES:

1.2(d)               Liabilities to Remain in Company

2.2                   List of Jurisdictions Company qualified or licensed to do business

2.8(b)                    Existing Leases

2.9                  List of all Material Contracts

2.11                 Inventory and Description of Assets

2.13                 List of all Litigation

2.15                         List of Employees

2.16                        List of Directors and Officers

2.17                        Bank Accounts, Credit Accounts, Powers of Attorney, Custodial Accounts

2.18                        Insurance Policies and Bonds

2.19                        Interested Party Transactions

4.1(b)(1)            List of Registered Representatives

4.1(b)(2)            List of Contracts with Registered Representatives

                                    Appendix Certificates at Closing:

ARTICLE V

Seller's Corporate Articles Certificate of Good Standing

Seller's Certified Articles of Incorporation

Seller's Secretary Certified Bylaws

Seller's Closing Certificate

Company's Closing Certificate

Seller's Officer and Director Resignations

ARTICLE VI

Buyer's Corporate Articles Certificate of Good Standing

Buyer's Certified Articles of Incorporation

Buyer's Secretary Certified Bylaws

Buyer's Minutes Authorizing Transaction

Buyer's Closing Certificate

NASD Membership, Form BD and Examinations

SEC Registration and Documents

SIPC Documentation